Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 3, 2024 (the “Effective Date”), by and between, Mama’s Creations, Inc. (the “Company”), and Moore (Skip) Tappan, III (the “Executive”).

RECITALS

A. The Company desires to employ the Executive upon and subject to the terms and conditions set forth in this Agreement.

B. The Executive is willing to accept such employment with the Company upon and subject to the terms of this Agreement.

C. In connection with the Executive’s employment with the Company, the Executive has had and will continue to have access to confidential, proprietary and trade secret information of the Company and its subsidiaries, parents, or affiliates, which confidential, proprietary and trade secret information the Company desires to protect from unauthorized or illegal use or disclosure.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive as Chief Operating Officer reporting to the Company’s Chief Executive Officer (“CEO”), and the Executive accepts such employment with the Company.

2. Term. Executive agrees to be hired on a full-time basis under this Agreement for a period of five (5) years from the Effective Date (the “Initial Term”). Notwithstanding the foregoing, in the event the Company does not give written notice of the termination of this Agreement at least ninety (90) days prior to the then scheduled expiration date of the Initial Term, the term of this Agreement will be automatically extended for an additional one (1) year period from such expiration date (with the Initial Term and any extensions of Executive’s employment hereunder, collectively the “Term”).

3. Duties and Limitations.

(a) Duties. During the Term, the Executive will devote the Executive’s full business time, attention and efforts to the business and affairs of the Company and faithfully and diligently perform in a competent and professional manner, to the best of the Executive’s ability, all of the duties and responsibilities assigned to him hereunder in accordance with applicable state and federal laws and regulations. During the Term, the Executive will perform such duties as specifically assigned to him by the Company’s CEO. Notwithstanding, no such changes to Executive’s duties shall be made which would result in a material change in Executive’s responsibilities which are inconsistent with Executive’s skills, experience or expertise without the express written consent of the Executive. The Company will make reasonable efforts to advise Executive in advance of any proposed changes in Employee’s duties. The Executive shall follow applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination and anti-harassment, and confidentiality and protection of trade secrets.

(b) No Conflicts. The Executive represents and warrants to the Company that the Executive has no contractual commitments inconsistent with the Executive’s obligations set forth in this Agreement, and that during his employment with the Company the Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, this Section 3(b) shall not be construed to prevent the Executive from doing civic or charity work so long as such civic or charity work does not interfere or conflict with his duties under this Agreement or violate or conflict with, any of the restrictions under Section 7 or the Confidentiality Agreement attached as Exhibit A. The Executive and the Company acknowledge and agree that the Executive shall be permitted to engage in the specific activities outlined on Exhibit B for a collective total of no more than 120 hours per year; provided however, no such activities, even to the extent identified on Exhibit B and within such time limitations, shall interfere with or conflict with his duties under this Agreement or violate his other obligations to the Company.

4. Compensation. For all services rendered by the Executive pursuant to this Agreement, the Company will compensate the Executive as follows:

(a) Salary. During the Term, the Executive will receive a salary of $300,000 per year (the “Base Salary”), prorated for any partial year of employment, subject to all applicable withholdings. The Base Salary will be payable in approximately equal amounts at such times as salaried employees of the Company are customarily paid, but not less than twice per month.

(b) Annual Bonus. Commencing in connection with the Company’s 2025 fiscal year, the Executive shall be eligible for an annual bonus of up to 50% of the Base Salary, with an expected bonus payment date on or about May of each year. Annual bonus achievement shall be determined by the Company in its sole discretion and shall be based on the achievement of individual and corporate performance objectives to be determined by the Company’s CEO and Board of Directors each year.

(c) Initial Equity Grant. As soon as reasonably practicable following the current quarter end earnings announcement (which is anticipated to be prior to September 30, 2024), the Executive will be awarded a one-time grant of Restricted Stock Units, valued at a total of $50,000.00 (the “Initial Equity Award”). This Initial Equity Award will be subject to a 3-year vesting period, and conditioned on the Executive’s continued active employment through such date, installments of the Initial Equity Grant will vest on the annual anniversary date of the grant based on the following schedule: 33% of the Initial Equity Grant will vest in 2025, 33% of the Initial Equity Grant will vest in 2026, and 34% of the Initial Equity Grant will vest in 2027. The total number of shares issued will be determined by the closing price of the stock on the actual date of the of the grant and the Initial Equity Award will be subject to the terms of the individual award agreement.

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(d) Long-Term Incentive. The Executive will be eligible for a Long-Term Incentive (“LTI”), as the terms of such LTI grants are in place and amended from time to time, the Executive will be eligible for a 5-year LTI award based on the Company’s achieved Compound Annual EPS Growth Rate (“CAGR”) over the initial five years of the Executive’s employment with the Company. Provided the Executive remains actively employed by the Company as of January 31, 2029 (the “Measurement Date”), the Executive shall be eligible to earn up to a total of 500,000 MAMA common shares, based on the Company’s final achievement as of the Measurement Date of the following Earnings Per Share (“EPS”) CAGR based on an initial base EPS of $.17 per share:

i.	300,000 MAMA common shares awarded for 20% CAGR
ii.	350,000 MAMA common shares awarded for 25% CAGR
iii.	400,000 MAMA common shares awarded for 30% CAGR
iv.	450,000 MAMA common shares awarded for 35% CAGR
v.	500,000 MAMA common shares awarded for 40% CAGR.

For example, if the EPS as of the Measurement Date is $.60 per share, with a CAGR of 28.7%, the Executive shall be eligible for an LTI award of 350,000 MAMA common shares.

No portion of the LTIP award will be issued if the minimum 20% CAGR is not achieved.

The period between the Effective Date and the Measurement Date or the CIC Measurement Date (as defined below) shall be referred to as the “Measurement Period”.

Notwithstanding anything to the contrary in the foregoing, upon a Change in Control (as defined below) prior to the Measurement Date, the applicable Measurement Period shall end immediately, and the effective date of the Change in Control (the “CIC Measurement Date”) shall be the date upon which the number of shares the Executive is eligible to earn as the LTI shall be fixed based on the EPS at the time of Change in Control (considering the previous trailing twelve-month period) (the “CIC LTI”). If the Company shares remain outstanding after the CIC Measurement Date and are assumed by the Company’s successor following the Change in Control, the CIC LTI shall no longer be subject to adjustment based on CAGR performance, but the Executive shall not earn or be awarded the CIC LTI unless and until the Executive remains actively employed by the Company as of the Measurement Date (January 31, 2029). For avoidance of doubt, if the shares are not assumed by the Company’s successor or do not remain outstanding, the CIC LTI will vest on the CIC Measurement Date and will be paid out as soon as reasonably practicable following such date.

(e) Benefits. To the extent eligible and subject to the terms of the applicable policies and plans, the Executive shall be entitled to participate in all benefit plans and programs generally offered by the Company or its affiliates to employees of the Company. If the Executive is not eligible for participation in health, dental, and vision insurance plans as of September 1, 2024, the Company shall reimburse the Executive for the premiums the Executive pays to extend his personal health, dental, and vision coverage for the month of September 2024. The Executive shall be eligible to participate in the Company’s 401(k) plan as of the first day of the month following three months of employment, in accordance with the terms of such plans. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program. During the Executive’s employment, Executive shall be entitled to participate in the Company’s discretionary executive paid time off structure, with such time off to be used in accordance with Company policy. The Executive shall not be entitled to payment of any unused paid time off upon termination of employment as discretionary executive time off does not accrue.

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(f) Business Expenses. Subject to and in accordance with the Company’s applicable policies, the Company will reimburse the Executive for the reasonable expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder upon submission of documentation as the Company may reasonably require.

(g) Car Allowance. The Executive shall be eligible for a car allowance of $15,000 annually payable in approximately equal amounts at such times as salaried employees of the Company are customarily paid, but not less than twice per month, subject to the terms of any car allowance practice in place by the Company. This car allowance is not considered part of the Executive’s Base Salary, and therefore is not included in any bonus calculations, compensation determinations, or future base wage increases and the allowance is fully taxable to the Executive.

(h) Relocation Allowance. Subject to the Executive providing documentation of such expenses in accordance with and subject to all other terms of the Company’s Corporate Expense Policy and all related practices of the Company, the Company shall reimburse the Executive for reasonable moving and relocation expenses of up to $40,000 related to his relocation from his current residence to the New York City area. To be eligible for reimbursement, such expenses must be incurred and submitted to the Company no later than January 31, 2025. During the months of September 2024 and October 2024, the Company shall reimburse the Executive for his reasonable travel expenses between his home in Charleston, NC and the Company’s offices in New Jersey in accordance with the Company’s Corporate Expense Policy. After October 31, 2024, the Executive’s travel expenses to the Company’s offices shall be considered normal commuting expenses and shall be the responsibility of the Executive.

5. Termination of Employment.

(a) The Executive’s employment with the Company is at-will. The Executive’s employment with the Company will terminate immediately upon:

(i) The date of the Executive’s receipt of written notice from the Company of the termination of the Executive’s employment (or any later date specified in such written notice from the Company);

(ii) The Executive’s abandonment of the Executive’s employment or the effective date of the Executive’s resignation for any reason (as specified in written notice from the Executive), subject to any conditions related to the Executive’s resignation for Good Reason (as defined below), if applicable;

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(iii) the Executive’s Disability (as defined below); or

(iv) the Executive’s death.

(b) The date upon which the Executive’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Section 6(d) and 6(e) only, with respect to the timing of any payments thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

(c) Unless otherwise requested by the Company’s Board in writing, upon the Executive’s termination of employment with the Company for any reason the Executive shall automatically resign as of the Termination Date from all titles, positions and appointments the Executive then holds with the Company, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and the Executive hereby agrees to take all actions necessary to effectuate such resignations.

6. Payments upon Termination of Employment.

(a) Termination for Cause. In the event of Executive’s termination of employment during the Term by the Company for Cause, Executive shall be entitled to a lump-sum payment of (i) accrued but unpaid Base Salary, with such payment to be made on the first payroll date following the Termination Date (ii) reimbursement of expenses incurred in performance of duties, and (iii) accrued, vested compensation and benefits pursuant to the Company’s compensation and benefit plans (collectively, the “Accrued Compensation”).

(b) Voluntary Resignation Without Good Reason. In the event of Executive’s termination of employment during the Term by Executive’s resignation without Good Reason, Executive shall be entitled to the Accrued Compensation and any earned but unpaid annual cash bonus for the fiscal year immediately preceding the fiscal year in which such termination occurred (to the extent not paid yet), with such payment to be made on the first payroll date following the Termination Date (such earned annual bonus, the “Accrued Bonus”).

(c) Termination Upon Death or Disability. In the event of Executive’s Death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled to the following:

●	Accrued Compensation
●	Accrued Bonus
●	Prorated Annual Bonus: Prorated Annual Bonus (determined using the actual performance achieved for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of the fiscal year through and including the Termination Date, such bonus payable at the same time bonuses are paid to other senior executives of the Company (a “Prorated Annual Bonus”).
●	LTI: A portion of the LTI award determined using the actual performance achieved through the Termination Date, such award issued within 30 days following the first earnings announcement that is at least 14 days following the Termination Date (“Prorated LTI Award”).

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(d) Termination Without Cause or Resignation for Good Reason. In the event of Executive’s termination of employment during the Term by the Company without Cause or the Executive’s resignation during the Term for Good Reason, Executive shall be entitled to the following:

●	Accrued Compensation
●	Accrued Bonus
●	Prorated Annual Bonus
●	COBRA: If Executive timely and properly elects continuation coverage, the Company pays, or reimburses, for the entire COBRA premium paid by Executive, for twelve (12) months following the Termination Date or, if earlier, until Executive becomes eligible for new medical coverage.
●	Cash Severance Payment: a lump-sum payment equal to 1.0 times the Executive’s annual Base Salary, with such payment to be made on the first payroll date following the Release becoming irrevocable.

(e) Termination Without Cause or with Good Reason within two (2) years following a Change in Control. In the event of Executive’s termination of employment by the Company during the Term without Cause or the Executive’s resignation during the Term for Good Reason within two (2) years following a Change in Control (as defined below), Executive shall be entitled to the following:

●	Accrued Compensation
●	Accrued Bonus
●	Prorated Annual Bonus
●	Prorated LTI Award
●	COBRA: If Executive timely and properly elects continuation coverage, the Company pays, or reimburses, for the entire COBRA premium paid by Executive, for a period of eighteen (18) months following the Termination Date.
●	Cash Severance Payment: a lump-sum payment equal to 2.0 times the Executive’s annual Base Salary, with such payment to be made on the first payroll date following the Release becoming irrevocable.

(f) Release of Claims. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 7(d)-7(e) of this Agreement shall only be payable if Executive delivers to the Company and does not revoke a separation agreement containing a general release of claims (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date. If Executive does not execute such Release within sixty (60) days following the Termination Date, or if Executive revokes the Release pursuant to its terms, then Executive shall only be entitled to the Accrued Compensation and Accrued Bonus.

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(g) Definitions.

(i) “Cause” shall exist upon a good-faith determination by the Board, following a hearing before the Board at which Executive was represented by counsel (if elected by Executive) and given an opportunity to be heard, that such Executive has (A) committed an act of fraud, dishonesty, in each case, which is materially detrimental to the financial interests of the Company or any subsidiary of the Company or (B) that such Executive has been indicted or charged or convicted of an act of willful and material embezzlement or fraud against the Company or any subsidiary of the Company or of a felony under any state or federal statute; provided, however, that it is specifically understood that Cause shall not include any act of commission or omission in the good faith exercise of such Executive’s business judgment as a director, officer or Executive of the Company, as the case may be, or upon the advice of counsel to the Company.

(ii) “Change in Control” shall mean (i) a merger or consolidation in which more than fifty percent (50%) of the total combined voting power of the outstanding equity securities of the Company is transferred to a Person or Persons different from the holders of equity securities immediately prior to such merger or consolidation; (ii) any sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) the acquisition, directly or indirectly, by any Person or related group of persons (other than the Company, or a Person that directly or indirectly controls, is controlled by or is under common control with, the Company) of the equity securities of the Company equaling more than fifty percent (50%) of the total combined voting power of the Company’s outstanding equity securities.

(iii) “Disability” shall mean the Executive’s total and permanent disability; due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(iv) “Good Reason” shall mean:

(A) the assignment to Executive of any duties inconsistent with the position in the Company that Executive held immediately prior to the assignment.

(B) a material diminution of Executive’s title, position, reporting structure or responsibilities from those then in effect.

(C) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive prior to such failure.

(D) reduction in Executive’s base salary or target bonus.

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(E) relocation of Executive’s primary place of employment by more than 50 miles.

Executive shall provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive becomes aware of the first occurrence of such circumstances, and actually terminates employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(v) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

7. Confidentiality and Restrictive Covenants. The Executive acknowledges his employment under this Agreement is conditioned upon him executing the Employee Confidentiality, Intellectual Property Assignment and Restrictive Covenants Agreement (The “Confidentiality Agreement”) attached as Exhibit A. Nothing in this Agreement is intended to modify, amend, cancel or supersede any prior confidentiality, non-competition, or non-solicitation agreements entered into between the Company (or its affiliates) and the Executive in any manner, including without limitation, any transaction-related confidentiality or restrictive covenants.

8. Miscellaneous.

(a) Governing Law; Jury Trial Waiver. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of law or conflict provision or rule (whether of such state or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied. To the extent legally permissible, the parties hereby waive any right to trial by jury in any action or proceeding directly or indirectly arising out of, under or relating to this Agreement.

(b) Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to the subject matter of this Agreement; provided that this Agreement does not supersede or modify any of the terms of any confidentiality, non-competition, non-solicitation, or other similar agreements, which remain in full force and effect in accordance with its terms.

(c) Amendments and Waivers. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. No failure or delay by any party to exercise any right or remedy under this Agreement will constitute as a waiver of such right or remedy.

(d) Severability of Invalid Provision. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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(e) Successors and Assigns. No party may assign any of its or the Executive’s rights under this Agreement without the prior written consent of the other parties, which will not be unreasonably withheld; provided, however, that the Company may assign any or all of its rights, interests and obligations hereunder (i) to one or more of its affiliates of the Company engaged in the Business, (ii) for collateral security purposes to any lender providing financing to the Company or any of its affiliates and, following the occurrence and during the continuance of an event of default under the relevant loan documents, such lender may exercise all of the rights and remedies of the Company hereunder, and (iii) to any subsequent purchaser of the Company or a majority of its assets (whether such sale is structured as a sale of a majority of outstanding equity, a sale of a majority of assets, a merger or otherwise). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as otherwise set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

(f) Cumulative Remedies. The powers, rights, privileges and remedies provided in this Agreement are cumulative and not exclusive or alternative and are in addition to any and all other powers, rights, privileges and remedies granted by law, rule, regulation or instrument.

(g) Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. To the extent the timing of any amount of nonqualified deferred compensation payable under this Agreement is determined by reference to the Executive’s termination of employment, such term will be deemed to refer to the Executive’s “separation from service” within the meaning of Section 409A of the Code. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive will cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that in no event will the Company be responsible for any such 409A Penalties.

Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company to be a “specified employee” for purposes of Section 409A at the time of any termination of employment, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement or any other plan, agreement or arrangement with the Company is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s separation from service (as defined in Section 409A) and (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date first above written.

THE COMPANY:

Mama’s Creations, Inc.

By:	/s/ Anthony Gruber
Name:	Anthony Gruber
Title:	Chief Financial Officer

THE EXECUTIVE:

/s/ Moore Tappan, III
Moore (Skip) Tappan, III